CERTIFICATE OF AMENDMENT

                            CERTIFICATE OF INCORPORATION
                                        OF
                            PANAMSAT HOLDING CORPORATION


     PanAmSat Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

     FIRST: That, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the "AMENDMENT") and declaring this Amendment advisable.

     SECOND: That this Amendment has been consented to and duly approved and adopted by the sole stockholder of all of the issued and outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of
Section 228 and Section 242 of the DGCL and Article V of the Certificate of Incorporation.

     THIRD: That Article First of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

                              "Article I

                 The name of the corporation (which is hereinafter referred to as the "CORPORATION") is: Intelsat Holding
         Corporation."

     FOURTH: That this Amendment shall be effective on its filing with the Secreatry of State of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 3rd day of July, 2006.


                              PANAMSAT HOLDING CORPORATION



                              /s/ Patricia Casey
                              ------------------------------------------
                              Name:  Patricia Casey
                              Title:  Deputy General Counsel
                                      and Secretary